UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                  (Amendment No. __)*



                                Seda Specialty Packaging
                                    (Name of Issuer)


                                      Common Stock
                             (Title of Class of Securities)


                                        81517R10
                                     (CUSIP Number)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





        CUSIP No. 81517R10               13G                 Page 2 of 6 Pages



        1    NAME OF REPORTING PERSON    Verissimo Research & Management, Inc.
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [ ]

        3    SEC USE ONLY


        4    CITIZENSHIP OR PLACE OF ORGANIZATION
             Verissimo Research & Management, Inc. is a California corporation.


                       5    SOLE VOTING POWER
                            282,700
        NUMBER OF
        SHARES
        BENEFICIALLY   6    SHARED VOTING POWER
        OWNED BY EACH
        REPORTING
        PERSON WITH
                       7    SOLE DISPOSITIVE POWER
                            282,700


                       8    SHARED DISPOSITIVE POWER



        9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             282,700


        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       [ ]


        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.2%


        12   TYPE OF REPORTING PERSON*
             IA, CO



                         *SEE INSTRUCTION BEFORE FILLING OUT!





        CUSIP No. 81517R10               13G                 Page 3 of 6 Pages



        1    NAME OF REPORTING PERSON                          Ronald S. Sloan
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [ ]

        3    SEC USE ONLY


        4    CITIZENSHIP OR PLACE OF ORGANIZATION
             United States


                       5    SOLE VOTING POWER
                            282,700
        NUMBER OF
        SHARES
        BENEFICIALLY   6    SHARED VOTING POWER
        OWNED BY EACH
        REPORTING
        PERSON WITH
                       7    SOLE DISPOSITIVE POWER
                            282,700


                       8    SHARED DISPOSITIVE POWER



        9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             282,700


        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       [ ]


        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.2%


        12   TYPE OF REPORTING PERSON*
             IA



                         *SEE INSTRUCTION BEFORE FILLING OUT!





        CUSIP No. 81517R10               13G                 Page 4 of 6 Pages



        Item 1(a) Name of Issuer

                  Seda Specialty Packaging

        Item 1(b) Address of Issuer's Principal Executive Offices

                  2501 West Rosecrans Boulevard
                  Los Angeles, CA  90059-3510

        Item 2(a) Name of Person Filing

                  Verissimo Research & Management, Inc. and Ronald S. Sloan

        Item 2(b) Address of Principal Business or, if none, Residence

                  775 Baywood Drive, #314
                  Petaluma, CA  94954

        Item 2(c) Citizenship

                  Reference is hereby made to Item 4 of the cover pages of this Schedule 13G, which Items are incorporated by reference herein.

        Item 2(d) Title of Class of Securities

                  Common

        Item 2(e) CUSIP Number

                  81517R10

        Item 3    Type of Reporting Person

                  Verissimo Research & Management, Inc. is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940 and Ronald S. Sloan is its President and its sole shareholder.

        Item 4    Ownership

                  Reference is hereby made to Items 5-9 and 11 of the cover pages of this Schedule 13G, which Items are incorporated by reference herein. The percent figure shown in Item 11 was calculated by dividing the number of shares appearing in Item 9 by the number of shares of Common Stock of the issuer outstanding as of 12/31/96.

        Item 5    Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the





        CUSIP No. 81517R10               13G                 Page 5 of 6 Pages



        beneficial owner of more than five percent of the class of securities, check the following [ ].

        Item 6    Ownership of More than Five Percent on Behalf of Another
                  Person

                  Verissimo Research & Management, Inc. is deemed to be the beneficial owner of the number of securities reflected in Items 5-9 and 11 of page two (2) of this Schedule 13G pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Verissimo Research & Management, Inc. acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock purchased or held pursuant to such arrangements. Ronald
        S. Sloan may be deemed to be the beneficial owner of the number of securities reflected in Items 5-9 and 11 of page three (3) of this
        Schedule 13G due to position as the President of, and his ownership position in, Verissimo Research & Magement, Inc.

        Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

        Item 8    Identification and Classification of Members of the Group

                  Not applicable.

        Item 9    Notice of Dissolution of Group

                  Not applicable.

        Item 10   Certification

                  By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





        CUSIP No. 81517R10               13G                 Page 6 of 6 Pages



                                      Signature

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


        Date:  March 14, 1997

                                        VERISSIMO RESEARCH & MANAGEMENT, INC.


                                             /s/ Ronald S. Sloan
                                        _____________________________________
                                        By:
                                        RONALD S. SLOAN
                                        President


                                        /s/ Ronald S. Sloan
                                        _____________________________________
                                        RONALD S. SLOAN
                                        President